                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    Dyna Group International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                   [GREAT AMERICAN PRODUCTS INC. LETTERHEAD]


                                                                MEMORANDUM



June 11, 1998


To All Shareholders:

Enclosed is the notice of the Annual Meeting of Shareholders, the Annual Report, Proxy Voting Card and Proxy Statement. We trust that you will appreciate our cost saving efforts by eliminating the high cost of printing annual reports. If you need any additional information please do not hesitate to call. We like hearing from our shareholders and discussing the activities of our company.

To keep you better informed on the events and progress we are making, please visit our web site at www.gap1.com.

We intend to release the 2nd quarter results just prior to our Annual Meeting. We are confident the report will show that the move to Texas, manufacturing in Mexico and the overall reduction of our overhead has established a more solid base for future growth.

Sincerely,


/s/ JAMES M. SABLIC

James M. Sablic
Controller and Chief Financial Officer

JS/Im

ENCLOSURES

                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 15, 1998



TO THE STOCKHOLDERS OF DYNA GROUP INTERNATIONAL, INC.


The Annual Meeting of Stockholders of DYNA GROUP INTERNATIONAL, INC. will be held Wednesday, July 15, 1998 at the Company's office at 1661 S. Seguin Avenue (FM 725), New Braunfels, Texas at 10:00am CDST for the following purpose:

         1. To elect three directors until the next Annual Meeting of Stockholders and until their successor shall have been elected and qualified.

Only stockholders of record at the close of business on May 29, 1998 will be entitled to notice of, and vote at, the meeting.


                                         By Order of the Board of Directors


                                         /s/ JEFFREY L. SMITH

New Braunfels, Texas                     Jeffrey L. Smith
June 15, 1998                            Secretary

                         DYNA GROUP INTERNATIONAL, INC.
                              1661 S. SEGUIN AVENUE
                             NEW BRAUNFELS, TX 78130
                     (Address of Principal Executive Office)

   PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 15, 1998


                                     GENERAL

SOLICITATION OF PROXIES
This Proxy Statement is furnished to the stockholders of Dyna Group International, Inc., a Nevada Corporation (the "Company"), in connection with the solicitation by and on behalf of the Board of Directors of proxies to be voted at an Annual Meeting of Stockholders of the Company. In addition to solicitation of proxies by use of mails, proxies may be solicited by the officers and employees of the Company, without remuneration, by telephone, telegraphy, cable or personal interview. The Company will bear all costs of solicitation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward proxy material to the beneficial owners of shares held of record by them and reimburse their expenses.

The approximate date on which this Proxy Statement and accompanying Proxy will first be sent or given to stockholders is June 12, 1998.


TIME AND PLACE OF MEETING
The Annual Meeting of Stockholders will be held at the Company's office at 1661 South Seguin Avenue (FM 725), New Braunfels, Texas at 10:00 am, Central Daylight Savings Time on July 15, 1998. A copy of the notice of meeting accompanies this Proxy Statement.


SECURITIES ENTITLED TO VOTE AND RECORD DATE
The Board of Directors has fixed the close of business on May 29, 1998 as the date for determining stockholders entitled to receive notice of and to vote at, the Annual Meeting. On that date the Company had 7,497,925 shares of Common Stock outstanding, which are the only securities of the Company entitled to vote at the stockholders meeting. Stockholders on that date will be entitled to notice and will be entitled to one vote for each share held of record on such record date.

REVOCABILITY OF PROXY
Stockholders who execute proxies may revoke them by giving written notice to the Secretary of the Company at any time before such proxies are voted. Attendance at the meeting shall not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the Secretary of the meeting at any time prior to the voting of the proxy.

All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld and, where a choice is specific as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Board of Directors of the Company intend to vote for the nominees for election as directors of the Company listed below.

                              ELECTION OF DIRECTORS


Three directors are to be elected at the meeting for terms of one year each (subject to the Company's by-laws). Each director shall hold office until the next Annual Meeting of Stockholders and until his respective successor shall be elected and qualified. The Company proposes that the stockholders elect Mr. Roger R. Tuttle, Mr. James M. Sablic and Mr. Jeffrey L. Smith to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Officers and Directors holding 45.45% of the Company's Common Stock will vote for the nominees as presented.

Directors of the Company will be elected by a plurality vote of the outstanding shares of Common Stock present and entitled to vote at the meeting. Directors currently are not paid any fees for attendance at meetings of The Board of Directors.

The nominees have indicated that they are willing and able to serve as directors if elected. If the nominees should become unable or unwilling to serve, it is the intention of the persons designated as proxies to vote instead, at their discretion, for such other person(s) as may be designated as nominee(s) by the Management of the Company.

The following is information with respect to the nominees and their security holdings as furnished by them to the Company.

                                                          COMMON STOCK         PERCENT OF
   NAME, PRINCIPAL                                     BENEFICIALLY OWNED     COMMON STOCK
OCCUPATION & BUSINESS                  SERVED AS              AS OF           BENEFICIALLY
     EXPERIENCE              AGE    DIRECTOR SINCE        MAY 29, 1998            OWNED
---------------------        ---    --------------     ------------------     ------------
Roger R. Tuttle
   Chief Executive           50         1986              3,327,000 (a)          44.20%
   Officer and
   Chairman of the
   Board

James M. Sablic
   Controller and            43         N/A                      (0)                (0)
   Director

Jeffrey L. Smith
   Secretary and             42         1992                 81,000               1.08%
   Director

All officers and directors
as a group - 3 persons                                    3,408,000              45.27%


(a) Includes 13,000 shares each, that Mr. Tuttle gifted to his two minor children in December 1996; he retains guardianship and voting rights.

All Directors of the Company serve in such capacity until the next Annual Meeting of the Company's stockholders following their election and until their successors have been elected and qualify.

(1) ROGER R. TUTTLE has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since August 1986. Mr. Tuttle served as President of Great American Products from 1974 to September 1989, and resumed that position in December 1991.

(2) JAMES M. SABLIC has recently joined the Board of Directors in March 1998. Prior to joining Dyna Group, Mr. Sablic was a Plant Operations Manager from 1995 to 1997 for Archer Daniels Midland Co. and from 1987 to 1994 he was a Plant Controller with Central Soya Company, Inc. in Effingham, IL and Des Moines, IA respectively. Mr. Sablic has a Bachelors of Science Degree in Accounting from Indiana University
         (1981).

(3) JEFFREY L. SMITH has been employed with Great American Products since 1985. Mr. Smith has served as Vice President and General Manager of the Company since October 1991. He has an Associates Degree from the University of Arkansas (1978).


PRINCIPAL HOLDERS OF VOTING SECURITIES
The following table provides information as of May 29, 1998 for each person who beneficially owned more than five percent (5%) of the Company's Common Stock.

NAME AND ADDRESS OF BENEFICIAL    SHARES OF COMMON STOCK
            OWNERS                  BENEFICIALLY OWNED      PERCENT OF COMMON STOCK
------------------------------    ----------------------    -----------------------
Roger R. Tuttle
1661 S. Seguin Avenue                    3,327,000                  44.20%
New Braunfels, TX  78130


                    THE BOARD OF DIRECTORS AND ITS COMMITTEE


The Board of Directors held three meetings in 1997 and all directors attended all of such meetings. The Board of Directors does not have an audit or nominating committee. However, the Board does have a Compensation Committee comprised of Mr. Tuttle and Mr. Smith. The Committee's duties are to review executive compensation and make recommendations to the Board concerning compensation level of officers. The Compensation Committee held one meeting in 1997.


EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes information concerning the compensation of the Chief Executive Officer. No other officers are included in this table as their respective aggregate compensations did not exceed $100,000.

                                               ANNUAL COMPENSATION
NAME & PRINCIPAL
    POSITION        YEAR     SALARY      BONUS    OTHER    STOCK OPTIONS    ALL OTHER
----------------   ------   --------   --------   ------   -------------    ---------
Roger R. Tuttle,    1997    $138,500        (0)   $3,850             (0)       N/A
  CEO               1996    $141,000        (0)   $3,850             (0)       N/A
                    1995    $136,000        (0)   $3,850             (0)       N/A


The Company does not presently have any stock option plans, or stock bonus plans.


COMPENSATION PURSUANT TO PLAN
The Company has a Profit Sharing Plan and Trust for eligible employees. Employees of the Company who have completed one year of service are eligible to participate in the Plan under which the Company contributes amounts determined from time to time at its discretion. Company contributions vest in specified percentages per year commencing after 2 years and generally become fully vested after six years of employment with the Company. The annual contributions and forfeitures allotted to any participant may not exceed the lesser of $30,000 or 25% of the participant's total compensation. Benefits generally are payable upon death or upon termination of employment with the Company or age 65. Participants' account balances under the Trust as of the year ended December 31, 1997 for Mr. Tuttle and for all executive officers as a group, were $147,255 and $159,519 respectively.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company has a note payable to Mr. Tuttle which is summarized as follows:

         Unsecured promissory note, due December 14, 1998, interest payable at
         prime plus 1/2% (8.75% at December 31, 1998)           $550,000    (1)



                                  MISCELLANEOUS


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Officers and Directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the NASD. Officers, Directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on a review of such reports furnished to the Company, or written representations from the Company's Officers, Directors and greater than 10% beneficial owners, during 1997 all section 16(a) filing requirements applicable to its Officers, Directors and greater than 10% beneficial owners were complied with.

AUDITORS
The Board of Directors selected BDO Seidman, LLP to serve as its Independent Auditors for the year ended December 31, 1997.

A copy of the Company's Annual Report for the year ended December 31, 1997 is included with this Proxy Statement.


STOCKHOLDER PROPOSALS FOR NEXT YEAR
Any stockholder desiring to submit any proposal for consideration at the Company's Annual Meeting of Stockholders for the fiscal year ending December 31, 1998 must deliver such proposal to the Company's New Braunfels, Texas office no later than January 31, 1999.


OTHER BUSINESS
The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the person(s) designated as proxies will have discretionary authority to act in their best judgment.


FORM 10-K
A copy of the Company's Annual Report on Form 10-K is available without charge by writing to:


                               INVESTOR RELATIONS
                         DYNA GROUP INTERNATIONAL, INC.
                              1661 S. SEGUIN AVENUE
                             NEW BRAUNFELS, TX 78130




                                          By order of the Board of Directors


                                          /s/ JEFFREY L. SMITH

New Braunfels, Texas                      Jeffrey L. Smith
June 15, 1998                             Secretary

                         DYNA GROUP INTERNATIONAL, INC.







                                      1997

                                 ANNUAL REPORT

Dear Shareholder,

Committed to improving production, generating higher long-term profit margins and refocusing the efforts of our sales and marketing personnel, we have successfully completed our relocation from Broadview, Illinois to New Braunfels, Texas.

Now located about a half-hour drive north from San Antonio and 45 miles to the south of the capital city of Austin, we are accessible by Interstate 35 and two international airports. The move also allows us to be in a more favorable geographic position with our joint-venture partnership in Mexico, where their improved production techniques will add up to more timely and expedient deliveries of products to our New Braunfels plant.

Moving a company's facility and uprooting the lives of personnel is a difficult and expensive proposition. The actual price tag for positioning ourselves for a greater tomorrow can be seen in the decline in revenues from $10,891,187 in 1996 to $9,279,743 in 1997 and a loss of $706,241, or .09 per share.

During the costly transition, payroll increased, with terminated personnel eligible for severance benefits and resigning personnel meant additional expenditures for recruiting and training of new employees. This duplicated payroll took its toll on the bottom line and the cost of living benefits in south central Texas were not immediately reflected. In addition, freight costs and relocation assistance for employees, and installation of new systems were all profit-draining expenditures.

Our auditors have determined that all of the dollar benefit on our ending inventory from our lower cost of manufacturing is in fact a reduction of the value of this inventory. This unrealized gain should be recognized in the form of increased gross profit margins on sales in 1998. Interest expense remained comparable to the previous year, due to high inventory levels in the second half of the year. An additional reduction of $800,000 is forecast for 1998, which should substantially reduce our bank debt and interest expense.

We also weathered through the financial burden of retaining the expenses on the Broadview plant during 1997, which I'm happy to report was just sold, and thus will reduce our occupancy expenses from nearly a third a million dollars to $125,000. Operating both plants subjected us to an additional quarter of a million dollars of expenses.

We have made a pro-active decision to eliminate short-term costly business that is unprofitable, in exchange for long-term focused growth. We will be discontinuing business in market areas where our products were salable, but profit margins were low. We have come to recognize that these types of projects only interfered with the long-term focus toward cultivating relationships with more profitable customers.

Our new sales focus is to maximize on what we do well and generate orders with the greatest potential for long-term relationships and profitability. Days of taking on low-quantity custom orders that are expensive in labor and production and ancillary costs are no longer acceptable.

We will reduce the build-up that was bogging down production lines and new product development will be directed exclusively toward our growth markets.

While the new focus is motivating to our new personnel who have come on board, sales did have to weather an unexpected hurdle that was created by a product failure which reduced sales by $400,000. The problem has been resolved by changing the product used and we have instituted legal action against the product manufacturer.

New on the sales agenda for 1998 is NASCAR. After spending the greater part of 1997 signing up ten of the top drivers and initiating relationships with concessionaires, retailers and catalogs, we've moved forward with the roll-out of a signature design series.

Added to the drivers signature series is the rights we have secured to the NASCAR 50th anniversary logo. We have increased all areas of distribution. Reported sell-through's have been excellent in all NASCAR markets and it gives us a seasonal balance with opening race dates in mid-February, helping to enhance a traditional slow first quarter of sales.

No longer centered around the Southeast United States, NASCAR is the fastest growing spectator sport and will become a significant percentage of our total business, as driver agents look for an upscale alternative to the trinkets of hard goods that have dominated the market in years past. Headliners like perennial champions Dale Earnhardt, Jeff Gordon, Rusty Wallace, Bill Elliot and six other top drivers are the signatures for our NASCAR designs.

The NASCAR excitement however, will not come at the expense of losing focus on our primary big four pro league licensees; NFL, NBA, MLB, NHL and 70 colleges and universities.

With the new license demands, as well as our existing league partnerships, you can look for an increased production out of our Mexico facility which is good news for all. The quality level has increased greatly with experience and increased production from this facility will add up to higher profits and a greater return on investment. Lower costs have also allowed us to get very aggressive in our pricing, which will allow us to generate business in previously uncharted waters and will provide a route to compete with offshore producers.

Again, the move will pay dividends here, because no longer does the product take weeks to get to our New Braunfels facility, but we are now receiving weekly deliveries of products from Mexico. It's allowed us to reduce shipping time from three weeks to a few days and we're doing it without sacrificing quality, craftsmanship or artistry in any way.

Getting products to the stores quicker enhances our chance for increased sales and prompts the critical re-order from a satisfied retailer.

Our lower manufacturing cost will allow us to compete with offshore producers but we also meet the needs of the retailers seeking the "made in America" stamp, our "just in time" facility in Texas can meet those needs with efficiency and superior quality.

Critical to our retailers is also customer service, which has been re-focused and thus more responsive to the needs of retailers. Their insight and constant dialogue with production and shipping will further enhance our credibility and improve the overall salability of the products we make.

Moving the company, which really called for a rebuilding of core personnel, was costly, but in reality it was necessary. It gave us the opportunity to re-evaluate existing procedure, operations, systems and staff. We have improved all facets.

Our challenge for 1998 is to grow our business in NASCAR, licensed sports merchandise and large private label accounts to offset the lost revenues from the less profitable gift, floral and small custom accounts of years past. Our costs and overhead are reduced and due to our increased Mexico production our margins will be on the rise.

BOTTOM LINE FORECAST: A RETURN TO PROFITABILITY AND THE FIRST STEP TO REALIZING OUR FULL POTENTIAL.

Sincerely yours,

/s/ ROGER R. TUTTLE

Roger Tuttle
President/CEO

SELECTED FINANCIAL DATA

The following table represents consolidated financial data of continuing operations for the Company for the five years ended December 31, 1997:

                                                       YEARS ENDED DECEMBER 31,
                                      1997         1996          1995          1994         1993
                                      ----         ----          ----          ----         ----
Net sales                           $ 9,280      $10,891       $10,045       $10,025      $10,703

Income (loss) from
continuing operations                  (706)          31           204           564          359

Income (loss) from
continuing operations                  (.09)          --           .03           .08          .05
   Per common share

Total assets at end of year           6,976        8,664         7,764         6,040        5,961

Long-term debt, less current
maturities, at end of year               --          696           686           835          923

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Set forth below is a discussion and analysis of the financial condition and operating results of the Company's operations. This discussion should be read in conjunction with the accompanying consolidated financial statements and notes.

LIQUIDITY AND CAPITAL RESOURCES

The Company's liquidity position has a current ratio in 1997 of 1.4 to 1, compared to a current ratio of 1.5 to 1 in 1996. Net cash decreased by $121,103 in 1997.

Operating activities provided an increase of cash of $763,401. This increase in cash was primarily the result of a decrease of $1,100,636 in inventory and a decrease in accounts receivable of $844,930. The decrease in inventory was attributable to tighter controls on raw material purchases and the elimination of unprofitable product lines. The decrease in accounts receivable was attributable to tighter restrictions on the use of extended payment terms to customers and improved collection efforts. These increases in cash were partially offset by the net loss generated by the Company and a decrease in accounts payable of $337,203 and amounts due to the joint venture of $385,261 which were the result of lower inventory levels at December 31, 1997.

During 1997, investing activities used $320,201 which is primarily new dies and molds capitalization for the year.

During 1997, financing activities resulted in a use of cash of $564,303, primarily due to a decrease in long-term debt of $52,141 and a decrease in short-term borrowing of $522,000.

At December 31, 1997, the Company had a bank revolving line of credit, allowing the Company to borrow up to $3,750,000 against qualified receivables and inventory. At that date the Company had approximately $1,000,000 available to borrow. This line of credit was converted to a new line of credit of $4,000,000 on April 3, 1998.

As of December 31, 1997 there are no material commitments for future capital expenditures, and management does not feel there will be any major expenditures in the foreseeable future. It is management's belief that the Company's present credit facilities will be adequate to meet its current and future needs, as the Company has successfully instituted programs to reduce inventory from past levels via sales and reduced inventory levels and to reduce accounts receivable with more intensive collection efforts.

YEAR 2000 PLANS

In anticipation of the year 2000, management has developed a plan to review software that was internally developed or externally purchased or licensed, and also to review, with its key vendors and service providers of software, for compliance with Year 2000 processing requirements. In accordance with Emerging Issues Task Force Opinion No. 96-14, "Accounting for the Costs Associated with Modifying Computer Software for the Year 2000," the Company will expense all costs as incurred. The Company does not believe that such costs will have a material impact on the financial results of the Company.

RESULTS OF OPERATIONS

                               1997 VERSUS 1996

Net sales for the year ended December 31, 1997 decreased by $1,611,444 or 14.8% as compared to 1996. 1997 foreign sales decreased from the 1996 level by $256,000. This decrease is due in large part to the overall strength of the U.S. dollar. At the end of 1997 our key foreign accounts have shown a renewed interest in our products and we expect a return to 1996 levels in 1998. The domestic sales decreases are basically attributed to the move of our operations from Illinois to Texas and the loss or several large local based accounts in Illinois. As we develop new relationships in the growing Texas market our sales should begin to show a steady increase.

Gross profit margin as a percent of sales declined from 41% of sales in 1996 to 33% of sales in 1997. There are two major reasons for this decline. First, a number of unprofitable product lines were closed out during the year. The elimination of these products also resulted in our lower year end inventory balances. Secondly, the duplications of our manufacturing staff and related inefficiencies created by moving the domestic production from our Illinois facility to Texas had a material impact on our total production costs reflected in cost of sales.

Selling, general, and administrative expenses as a percent of sales increased from 38% in 1996 to 40% in 1997. The primary reason for this percentage increase relates to the overall decrease in sales dollars of $1,611,444. However, in total, these expenses are $431,000 less than 1996. The substantial decrease in selling, general, and administrative expenses is primarily due to three areas; a reduction in sales staff, lower bad debt expense, and lower shipping material expenditures.

Interest expense increased by $24,026 in 1997 when compared to 1996. This is primarily due to an increase in our credit line borrowings for carrying slightly higher inventories on average during the last six months of 1997 when compared to 1996.

For 1997 the Company's net loss was $706,241 as compared to a net income of $31,487 in 1996. This decline in earnings was primarily due to the decrease in gross profit margin of $1,377,566. This significant decrease in margin was partially offset by the lower selling, general and administrative expenses of $431,059 and the income tax benefit of $220,576.

In 1997, the total cost of relocating the Company from Illinois includes a one time charge of approximately $400,000. These costs are for the labor and freight involved with removing and transporting inventory and equipment, severance pay, the termination of the union agreement, duplicate payroll costs, and the moving expenses of key personnel. Also, the additional fixed costs of maintaining both facilities was in excess of $250,000 in 1997. These fixed costs will be substantially less in 1998, with the sale of the facility in Illinois. This sale was completed on May 1, 1998.

                               1996 VERSUS 1995

Net sales for the year ended December 31, 1996 increased by $846,420 or 8.4% as compared to 1995. Foreign sales in 1996 declined from the 1995 level by $19,000, as a result of decreasing sales of belt buckles in these markets. Domestic sales increased from 1995 levels by $865,000 as a result of some new large retail customers as well as increased sales to a major customer.

Gross profit margin as a percent of sales declined from 47% of sales in 1995 to 41% of sales in 1996. This change was primarily attributed to a substantial reduction in the Company's year end physical inventory value as compared to perpetual inventory records. Also contributing to this decline was an overall increase in the cost of goods sold without a corresponding price increase to customers.

Throughout the year the Company estimated its gross profit margin based on previous historical margins. During 1996 there were unanticipated inefficiencies incurred as the Company began outsourcing more of its production to its Mexican joint venture which resulted in a decline in gross profit. The Company began the process of relocating its production and distribution facility to New Braunfels, Texas in 1996.

Selling, general and administrative expenses as a percent of sales decreased from 41% in 1995 to 38% in 1996. This decrease was largely due to the fixed nature of these costs which were virtually unchanged in total between the two years, but declined as a percentage because of the sales increase. The composition of these costs did change with increased selling costs being offset by decreases in administrative costs.

Interest expense increased $65,023 over 1995 due to higher short term borrowing levels prompted by higher average accounts receivable and inventory levels throughout the year.

The Company is a partner in a joint venture in Mexico for the casting and painting of its products. In 1995 the Company's ownership interest was 45% and its share of joint venture earnings was $14,331. In 1996 the Company's ownership interest declined to 40% and its share of joint venture earnings was $60,731.

For 1996 the Company's net income declined to $31,487 as compared to 1995's net income of $204,325. The decline in earnings was primarily due to the decrease in gross profit margins and the increase in interest expense.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

The Company's Common Stock trades on the NASDAQ Small-Cap Market under the symbol DGIX. The following table sets forth for the periods indicated the high and low bid quotations for the Company's Common Stock. The quotations represent prices in the over-the-counter market between dealers in securities, do not include retail markup, markdown, or commissions. Prices were determined based on actual transactions.

YEAR          QUARTER             HIGH BID      LOW BID
----        ------------        ------------    -------
1997        Fourth (4th)          $ 19/32       $ 11/32
             Third (3rd)            13/16           3/8
            Second (2nd)            13/16           1/2
             First (1st)           1-7/16         21/32
1996        Fourth (4th)           1-1/16         11/16
             Third (3rd)            1-1/4         11/16
            Second (2nd)            1-3/8         15/16
             First (1st)          1-15/16             1

Holders
-------
                                                 Approximate number of holders
Title of Class                                   of record as of March 1, 1998
--------------                                   -----------------------------

Common stock, par value $.001 per share                        371

DIVIDENDS

There have been no dividends paid on the Company's common stock since inception. It is currently expected that any additional earnings the Company realizes would be retained to finance growth.

                         DYNA GROUP INTERNATIONAL, INC.
                           CONSOLIDATED BALANCE SHEET

ASSETS                                                                        DECEMBER 31,
                                                                        1997               1996
--------------------------------------------------------------------------------------------------
CURRENT ASSETS:
    Cash                                                            $  217,858          $  338,961
    Accounts receivable, less allowance for doubtful accounts of
      $92,000 in 1997 and 1996                                       2,043,885           2,888,815
    Inventories                                                      2,713,439           3,814,075
    Prepaid expenses and other                                          74,419             126,451
    Refundable income taxes                                            371,000             127,433
    Deferred income taxes                                                   --              53,963
    Due from joint venture                                             296,872                  --
    Land & building held for resale--net                               548,167                  --
--------------------------------------------------------------------------------------------------
                                                                     6,265,640           7,349,698
--------------------------------------------------------------------------------------------------

PROPERTY & EQUIPMENT--NET                                              510,859             525,366
--------------------------------------------------------------------------------------------------

LAND & BUILDING HELD FOR RESALE--NET                                        --             563,670
--------------------------------------------------------------------------------------------------

OTHER ASSETS:

  Cost in excess of net assets of acquired business,
    Less accumulated amortization of $135,752 and
    $120,843                                                                --              14,909
  Investment in joint venture                                           94,906              94,906
  Other                                                                105,247             115,444
--------------------------------------------------------------------------------------------------
                                                                       200,153             225,259
--------------------------------------------------------------------------------------------------

                                                                    $6,976,652          $8,663,993
==================================================================================================

         See accompanying notes to consolidated financial statements.

                         DYNA GROUP INTERNATIONAL, INC.
                           CONSOLIDATED BALANCE SHEET

LIABILITIES & STOCKHOLDERS' EQUITY                                                DECEMBER 31,
                                                                            1997                1996
-------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES:
    Notes payable to bank                                                $2,747,142          $3,469,142
    Notes payable to related party                                          550,000             350,000
    Accounts payable                                                        463,010             800,213
    Accrued expenses                                                        293,493             284,698
    Due to joint venture                                                         --              88,389
    Current maturities of long-term debt                                    693,688              50,004
-------------------------------------------------------------------------------------------------------
                                                                          4,747,337           5,042,446
-------------------------------------------------------------------------------------------------------

Long-term debt, less current maturities                                          --             695,829
-------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY:

    Common stock $.001 par value--authorized, 100,000 shares;
        Issued 8,179,704                                                      8,180               8,180
    Additional paid in capital                                              974,313             967,113
    Retained earnings                                                     1,388,706           2,094,947
    Treasury stock--681,779 and 696,779 shares, at cost                    (131,084)           (140,084)
-------------------------------------------------------------------------------------------------------
    Unearned compensation                                                   (10,800)             (4,438)
-------------------------------------------------------------------------------------------------------
                                                                          2,229,315           2,925,718
-------------------------------------------------------------------------------------------------------
                                                                         $6,976,652          $8,663,993
=======================================================================================================

         See accompanying notes to consolidated financial statements.

                        DYNA GROUP INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       YEAR ENDED DECEMBER 31,
                                                      1997                 1996
----------------------------------------------------------------------------------
NET SALES                                          $ 9,279,743         $10,891,187

COST OF SALES                                        6,208,374           6,442,252
----------------------------------------------------------------------------------
   Gross Profit                                      3,071,369           4,448,935

SELLING, GENERAL & ADMINISTRATIVE EXPENSES           3,700,761           4,131,820
----------------------------------------------------------------------------------
   Operating (loss) income                                  --              88,389

INTEREST EXPENSE                                      (333,915)           (309,869)

EQUITY IN EARNINGS OF JOINT VENTURE                         --              60,731
----------------------------------------------------------------------------------

   (Loss) Income from operations before income
   taxes (benefit)                                    (963,307)             67,977

INCOME TAX (BENEFIT) EXPENSE                          (257,066)             36,490
----------------------------------------------------------------------------------

NET (LOSS) INCOME                                  $  (706,241)        $    31,487
==================================================================================

NET (LOSS) INCOME:

PER COMMON SHARE--Basic                            $     (.09)                  --

PER COMMON SHARES--Assuming dilution               $     (.09)                  --

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING                                         7,500,425            7,478,822

          See accompanying notes to consolidated financial statements.

                        DYNA GROUP INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 ADDITIONAL
                                  COMMON          PAID-IN          RETAINED          TREASURY        UNEARNED
                                   STOCK          CAPITAL          EARNINGS            STOCK       COMPENSATION      TOTAL
                                   -----          -------          --------            -----       ------------      -----
BALANCE AT JANUARY
1, 1996                           $8,180         $950,687         $2,063,460        $(143,657)       $(20,406)     $2,858,264
    Issuance of
        Treasury stock                --           16,426                 --            3,573              --          19,999
    Amortization                      --               --                 --               --          15,968          15,968
    Net income                        --               --             31,487               --              --          31,487
=============================================================================================================================
BALANCE AT DECEMBER
31,1996                           $8,180         $967,113         $2,094,947        $(140,084)       $ (4,438)     $2,925,718
    Issuance of
        Treasury stock                --            7,200                 --            9,000         (16,200)             --
    Amortization                      --               --                 --               --           9,838           9,838
    Net (loss)                        --               --           (706,241)              --              --        (706,241)
=============================================================================================================================
BALANCE AT DECEMBER
31,1997                           $8,180         $974,313         $1,388,706        $(131,084)       $(10,800)     $2,229,315

                                                         COMMON STOCK
SHARE AMOUNTS                                       ISSUED          TREASURY
-------------                                       ------          --------
Balance at December 31, 1995                       8,179,704        714,557
     Shares issued for license agreement                  --        (17,778)
-==========================================================================

Balance at December 31, 1996                       8,179,704        696,779
     Shares issues as compensation                        --        (15,000)
===========================================================================

Balance at December 31, 1997                       8,179,704        681,779

         See accompanying notes to consolidated financial statements.

                         DYNA GROUP INTERNATIONAL, INC.
                     Consolidated Statements of Cash Flows

CASH FLOWS FROM OPERATING                                                          YEAR ENDED DECEMBER 31,
ACTIVITIES:                                                                       1997                 1996
--------------------------------------------------------------------------------------------------------------
Net (loss) income                                                             $  (706,241)          $   31,487
    Adjustments to reconcile net (loss) income to cash provided by
    (used in) operating activities -
        Depreciation and amortization                                             350,211              434,591
        Deferred income taxes                                                      75,973                7,409
        Other                                                                       3,096              (35,726)
        Change in assets and liabilities:
            Accounts receivable (net)                                             844,930             (483,776)
            Inventories                                                         1,100,636             (146,880)
            Prepaid expenses and other                                             52,032               11,815
            Accounts payable                                                     (337,203)             158,187
            Accrued expenses                                                        8,795             (173,725)
            Refundable income taxes                                              (243,567)             (94,124)
            Due to (from) joint venture                                          (385,261)              23,464
--------------------------------------------------------------------------------------------------------------

        Cash provided by (used in) operating activities                           763,401             (267,278)
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
--------------------------------------------------------------------------------------------------------------
    Capital expenditures                                                         (320,201)            (366,394)
    Distribution from joint venture                                                    --               35,646
    Cash used in investing activities                                             763,401             (267,278)
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Payments on long-term debt                                                    (52,141)            (840,130)
    Increase (decrease) in notes payable                                         (522,000)             854,142
    Proceeds from long-term debt                                                       --              750,000
    Amortization of unearned compensation                                           9,838               15,968
--------------------------------------------------------------------------------------------------------------

        Cash (used in) provided by financing activities                          (564,303)             779,980
--------------------------------------------------------------------------------------------------------------

(DECREASE) INCREASE IN CASH                                                      (121,103)             181,954

CASH, beginning of year                                                           338,961              157,007
--------------------------------------------------------------------------------------------------------------
CASH, end of year                                                             $   217,858           $  338,961
==============================================================================================================

          See accompanying notes to consolidated financial statements.

SUPPLEMENTAL DISCLOSURES OF                      Year ended December 31,
CASH FLOW INFORMATION                                    1997         1996
    Cash paid during the period for:

        Interest                                     $312,550     $279,066
        Income taxes                                       --      284,738

NON-CASH INVESTING AND FINANCIAL ACTIVITIES

                                 (SEE NOTE 11)

         See accompanying notes to consolidated financial statements.

     ---------------------------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Dyna Group International, Inc. (the "Company") is a Nevada corporation and conducts all its business through its wholly owned subsidiary, Great American Products, Inc.

The Company designs, manufactures, and markets lines of consumer products, as well as products for industry used as advertising specialties and premiums, utilizing pewter and white metal alloys centrifugally cast in rubber molds. These products include belt buckles, model miniatures, key chains, picture frames, and pewter decorated products.

In August, 1994, the Company entered into a joint venture agreement with Mexican individuals for the manufacturing and painting of a substantial portion of its products.

In January, 1995, the Company leased a manufacturing/warehousing facility in Columbia, Missouri for the assembly and shipping of its glassware and ceramic products. This lease was terminated as of December 31, 1996.

In January, 1997, the Company leased a manufacturing/warehousing facility in New Braunfels, Texas, to replace its Columbia, Missouri facility. During 1997 the Company moved its corporate offices and plant operations from Broadview, IL to the Texas facility.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Dyna Group International Inc. and its wholly-owned subsidiary ("the Company"). All significant intercompany balances and transactions are eliminated in consolidation.

INVENTORIES

Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method.

REVENUE RECOGNITION

The Company recognizes revenue as products are shipped.

PROPERTY, EQUIPMENT, AND DEPRECIATION

Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets using both straight-line and accelerated methods. Depreciable lives of major classes of property and equipment are summarized as follows:
                                                      YEARS
     Building                                         31.5
     Building improvements                             3-7
     Machinery, equipment and furnishings              5-7
     Transportation equipment                            5
     Molds and dies                                      3

In 1996, The Company adopted SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of, which requires losses to be recorded on long-lived assets used in operations or are expected to be disposed of, when indicators of impairment are present and the undisclosed cash flows estimated to be generated by those assets are less than carrying value of the assets. There were no impairment losses recorded in fiscal 1997 or 1996 as the result of adopting SFAS 121.

COST IN EXCESS OF NET ASSETS OF ACQUIRED BUSINESS

Cost in excess of net assets of acquired business is being amortized on a straight-line basis over five years ending in fiscal year 1997.

INVESTMENT IN JOINT VENTURE

The Company's investment in the joint venture is being accounted for using the equity method of accounting. For the year ended December 31, 1997, the joint venture produced exclusively for the Company. Accordingly, the Company's pro-rata share of the profits during 1997 generated from the joint venture was reflected in the accompanying financial statements as a reduction to the inventory value. All of the Company's earnings in the joint venture were recorded by this method, because a significant portion of the inventory produced by the joint venture during 1997 was in the Company's ending inventory.

EARNINGS (LOSS) PER SHARE

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Accounting Standards ("SFAS") No. 128, Earnings Per Share. SFAS 128 is effective for the year ended December 31,1997. SFAS 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS"). Following is a summary of the basic and diluted earnings per share calculations:

                                                        Year ended December 31,
                                                          1997           1996
     BASIC AND DILUTED
     Net income (loss) as reported                    $ (706,241)      $   31,487
     Weighted average common shares outstanding        7,500,425        7,478,822
     Basic and diluted earnings per share                   (.09)              --

When compared to prior years the impact of FAS 128 had no effect on the earnings per share calculation.

CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents and accounts receivable. The company places its cash and cash equivalents with high credit quality financial institutions. At times such investments may be uninsured or in excess of FDIC insurance limits.

FINANCIAL INSTRUMENTS

The Company follows the guidance of Statement of Financial Accounting Standards No. 107, "Disclosure of Fair Value of Financial Instruments," which requires the disclosures of the fair value of the Company. Some of the information used to determine fair value is subjective and judgmental in nature; therefore, fair value estimates, especially for marketable securities may vary. The amounts actually realized or paid upon settlement or maturity could be significantly different.

Unless quoted market price indicates otherwise, the fair values of cash and cash equivalents and short-term investments generally approximate market value because of the short maturity of these instruments. The Company's notes payable and capital lease obligations also approximate market value as the underlying borrowing rates are similar to other financial instruments with similar maturities and terms.

REPORTING COMPREHENSIVE INCOME

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

ESTIMATES

The accompanying financial statements include estimated amounts and disclosures based on management's assumptions about future events. Actual results may differ from these estimates.

INCOME TAXES

The provision for income taxes include federal and state income taxes currently payable and those deferred because of temporary differences between the financial statement and tax basis of assets and liabilities.

RECLASSIFICATIONS

Certain amounts in the 1996 financial statements have been reclassified to conform with the 1997 presentation.

   NOTE 2--INVENTORIES
                                                           DECEMBER 31,
   Inventories consist of the following:             1997                1996
     Raw materials                                $  609,757           $  619,755
     Work in progress                                252,156              378,698
     Finished goods                                1,851,526            2,815,622
   ------------------------------------------------------------------------------
                                                  $2,713,439           $3,814,075
   ==============================================================================

   NOTE 3--PROPERTY & EQUIPMENT
                                                            DECEMBER 31,
                                                     1997                 1996
   Property & equipment consist of the following:
     Building improvements                        $  188,802            $  117,970
     Machinery, equipment, and furnishings           724,770               724,770
     Molds and dies                                2,260,982             2,011,613
   -------------------------------------------------------------------------------
                                                   3,174,554             2,854,353
   Less accumulated depreciation                   2,663,695             2,328,987
   -------------------------------------------------------------------------------
                                                  $  510,859            $  525,366
   ===============================================================================

The Company has land and building with a net book value of $548,167 which has been sold effective May 1, 1998, accordingly this land and building was held for resale and included in current assets as of December 31, 1997.

NOTE 4--NOTES PAYABLE TO BANK

In July 1997, the Company extended it's secured promissory note with the bank to April 30,1998. The interest rate on this line is a blended rate tied to the prime rate (approximately 9.00% as of December 31, 1997).

Effective April 3, 1998, the Company secured a new line of credit with another bank with a maximum borrowing limit of $4,000,000. The interest rate on the new line is prime plus 1.5% (approximately 10% as of April 5, 1998).

NOTE 5--NOTE PAYABLE TO RELATED PARTY

In August 1997, the promissory note to the major stockholder was increased to $550,000 and extended to December 31, 1998. (8.75% at December 31, 1997).

Interest expense for the years ended 1997 and 1996 was $38,912 and $31,762, respectively, of such amounts $53,127 and $31,762 remained unpaid at December 31, 1997 and 1996.

NOTE 6--INCOME TAXES

Provisions (benefits) for income taxes from continuing operations    YEAR ENDED DECEMBER 31,
consist of the following:                                            1997               1996
Current:
        Federal                                                   $(287,000)          $24,719
        State                                                       (46,039)            4,362
---------------------------------------------------------------------------------------------

                                                                   (333,039)           29,081
Deferred                                                             75,973             7,409
---------------------------------------------------------------------------------------------
                                                                  $(257,066)          $36,490
=============================================================================================

The components of the deferred tax assets (liabilities) are
  as follows:
        Allowance for doubtful accounts                           $  35,000           $34,532
        Accruals                                                     36,000              (492)
        Inventories                                                  31,000             9,315
        Contributions carryforward                                   80,000            (7,365)
        Other                                                            --            17,973
---------------------------------------------------------------------------------------------
Gross deferred tax asset                                            182,000            53,963

Valuation Allowance                                                (182,000)               --
---------------------------------------------------------------------------------------------
            Net deferred tax assets                               $      --           $53,963
=============================================================================================

The Company has recorded a 100% valuation allowance for the year ended December 31, 1997 on the deferred tax assets since it could not be determined if the asset was more likely than not to be realized.
                                                                     YEAR ENDED DECEMBER 31,

The effective tax rate on income from continuing operations was       1997              1996
different than the statutory federal income tax rate for the following reasons.

Tax (benefit) at U.S. statutory rate                               $(262,135)         $23,113
State income taxes, net of federal income tax benefit                     --            1,745
Goodwill amortization                                                  5,069            6,759
Other                                                                     --            4,873
---------------------------------------------------------------------------------------------

                                                                   $(257,066)         $36,490
=============================================================================================

NOTE 7--ACCRUED EXPENSES

Accrued expenses consist of the following:             YEAR ENDED DECEMBER 31,
                                                      1997                 1996
Salary, payroll taxes and other                    $ 115,515             $138,394
Interest                                              83,959               63,243
Real estate taxes                                     93,979               83,061
---------------------------------------------------------------------------------
                                                    $293,453             $284,698
=================================================================================

NOTE 8--EMPLOYEE BENEFIT PLANS

The Company has a qualified profit sharing plan for eligible employees. Contributions to the plan are determined on a discretionary basis by the Board of Directors. Amounts charged to expense during 1997 and 1996 was $25,000 for each year.

NOTE 9--LONG-TERM DEBT

The Company had long-term debt as of December 31, 1997 and 1996 totaling $643,688 and $695,829, respectively. This debt bore interest at prime of 8.5% plus 1/4% and was secured by the Company's facility in Broadview, IL which was sold On May 1, 1998. All principal and interest was paid in full as of closing of the sale.

NOTE 10--LEASE OBLIGATIONS

As of December 31, 1996, the Company terminated its operating facility in Columbia, Missouri. This facility was replaced in January 1997 with another in New Braunfels, Texas, which is leased from the major stockholder. That lease expires in January, 2003. The Company also leases an automobile under a lease expiring in 1998. Its computer equipment is leased from the major stockholder on a month to month basis.

Future minimum non-cancelable lease payments under the above operating leases are as follows:

                             1998          1999          2000          2001         2002
Lease from major
stockholder              $105,600      $121,200      $121,200      $121,200     $121,200
Other                       2,200            --           ---           ---           --
----------------------------------------------------------------------------------------
TOTAL                    $107,800      $121,200      $121,200      $121,200     $121,200
========================================================================================

Total rent expense relating to the lease with the major stockholder totaled $72,000 in 1997.

NOTE 11--STOCKHOLDERS' EQUITY

During 1994, the Company issued 84,000 shares of treasury stock to employees as a bonus. In connection with this transaction, the Company recorded $35,438 in unearned compensation which is being amortized over three years.

In the first quarter of 1995, the Company repurchased 64,000 shares of stock for its treasury at a cost of $51,411.

In the second quarter of 1995, the Company issued 37,500 shares of treasury stock to employees as a bonus. In connection with this transaction, the Company recorded $14,063 in unearned compensation which is being amortized over three years. Also, in the second quarter of 1995, the Company redeemed 4,000 shares of restricted stock through forfeiture.

During the first quarter of 1996, the Company issued 17,778 shares of treasury stock to obtain certain NFL licensing rights. In connection with this transaction, the Company recorded $19,999 in prepaid licensing fees which are being amortized over 36 months.

In the first quarter of 1997, the Company issued 45,000 shares of treasury stock to employees as a bonus. In connection with this transaction, the Company recorded $16,200 in unearned compensation which is being amortized over three years.

NOTE 12--FOREIGN OPERATIONS & EXPORT SALES

The Company markets its product both domestically and                         YEAR ENDED DECEMBER 31,
internationally from its United States facility in New Braunfels, Texas.         1997           1996
Export sales were as follows:
Europe                                                                         $286,281      $384,386
Australia                                                                        94,697       106,663
Other                                                                           124,499       218,764
-----------------------------------------------------------------------------------------------------
TOTAL                                                                          $505,477      $709,813
=====================================================================================================

The Company presently operates in one business segment, "Consumer Goods."


In August 1994, the Company entered into a Joint Venture agreement with Mexican individuals for the casting, painting and marketing of its products. The Company's ownership interest in the joint venture is 40% with 60% held by Mexican individuals.

The investment is being accounted for using the equity method of accounting. The Company's portion of the income generated from this joint venture was reflected in the accompanying financial statements as a reduction of the cost of inventory.

                                                                1997               1996
Financial information for this joint venture is as follows:            UNAUDITED

Current assets                                                $  362,692       $  508,000
Non-current assets                                                44,507           45,000
Current liabilities                                               89,140          239,000
Stockholders' equity                                             318,059          314,000
Net sales                                                      1,902,706        1,487,000
Gross margin                                                     581,225          532,000

For years ended 1997 and 1996, the Company purchased products from the joint venture totaling $1,902,706 and $1,218,643 respectively.

For the year end December 31, 1997, the joint venture produced exclusively inventory for the Company. Accordingly, the Company's pro-rata share of the profits generated by the joint venture was recorded as a reduction to the Company's inventory cost.


NOTE 13--MAJOR CUSTOMERS

The Company sells to over 5,000 customers. One accounted for 24% of sales in 1997, 25% of sales in 1996. This customer accounted for 30% and 33% of the outstanding accounts receivable at December 31, 1997 and 1996, respectively.


NOTE 14--FOURTH QUARTER ADJUSTMENTS

During the fourth quarter of 1997 the Company recorded an inventory adjustment of approximately $400,000 to bring the inventory to lower of cost or market.

During the fourth quarter of 1996, the Company recorded a book to physical inventory adjustment of approximately $500,000.


NOTE 15--SUBSEQUENT EVENT

On May 1, 1998 the Company sold the land and building located in Illinois. This sale will result in a book gain in excess of $200,000 for 1998.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors Of Dyna Group International, Inc.

We have audited the accompanying consolidated balance sheets of Dyna Group International, Inc. and Subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dyna Group International, Inc. and Subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years then ended in conformity with generally accepted accounting principles.

                      /s/ BDO SEIDMAN, LLP, Houston, Texas
         April 2, 1998, except for Note 15, which is as of May 1, 1998.

         ==============================================================

                             Corporate Information

SUBSIDIARY--
Great American Products, New Braunfels, Texas, Jeffrey L. Smith--Executive Vice President & General Manager

EMPLOYEES AND SHAREHOLDERS--
Dyna Group has 100 employees and 371 common shareholders of record.

INDEPENDENT AUDITORS--
BDO Seidman, LLP - Houston, TX

SHAREHOLDER ASSISTANCE--
The annual meeting of the shareholders will be held on July 15, 1998 at 10:00 am CDST at: Great American Products, 1661 South Sequin (Fm 725), New Braunfels, TX 78130. All shareholders are cordially invited to attend. A copy of the 1997 Form 10-KSB our Annual Report to the Securities and Exchange Commission, including the financial statements is available to any stockholder at no charge upon written request to: Investor Relations, Dyna Group International, Inc., 1661 South Seguin, New Braunfels, TX 78130.

TRANSFER AGENT--
For change of address, lost stock certificates and related matters, please direct inquires to: Pacific Stock Exchange, 3690 South Eastern Ave., Suite 218, Las Vegas, Nevada 89109

COMMON STOCK LISTING--
Dyna Group International's Common Stock is traded on the Nasdaq Small Cap Market under the symbol DGIX.

                         DYNA GROUP INTERNATIONAL, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR ANNUAL MEETING JULY 15,1998, NEW BRAUNFELS, TEXAS

The undersigned hereby appoints Roger R. Tuttle, James M. Sablic and
Jeffrey L. Smith and each or any of them, proxies for the undersigned, with full power of substitution, to represent and vote the shares of the undersigned at the Annual Meeting of Stockholders of Dyna Group International, Inc. to be held at the Company's Office, in New Braunfels, Texas on July 15, 1998, or any adjournments thereof, on the following matters:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL (1)
(1)   Election of Directors (Roger R. Tuttle, James M. Sablic and
      Jeffrey L. Smith)
      Mark One.     [ ] FOR all nominees listed above.
                    [ ] FOR all nominees listed above except
                    [ ] WITHHOLD AUTHORITY to vote for all nominees listed above

(2) In their discretion on such business as may properly come before the meeting.

               IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED
                    FOR THE NOMINEES LISTED IN PROPOSAL (1).

                          (Please Sign on Other Side)

               Date_____________________________________________

               Please Sign______________________________________

               _________________________________________________


                       Number of Shares__________________

Please date and sign exactly as on your Stock Certificate(s). Joint accounts must be signed with all names.
         Executors, administrators, trustees, etc. should so indicate.



                                 (Proxy Card)